As filed with the Securities and Exchange Commission on July 1, 2005
                                                  Registration No. 333-


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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


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                          Riviera Holdings Corporation
               (Exact name of issuer as specified in its charter)

            Nevada                                           88-0296885
(State or other jurisdiction of                          (I.R.S. employer
incorporation or organization)                         identification number)

                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                    (Address of Principal Executive Offices)

                        RIVIERA HOLDINGS CORPORATION 2005
                           INCENTIVE STOCK OPTION PLAN

                        RIVIERA HOLDINGS CORPORATION 2005
                       NON-QUALIFIED STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                            (Full title of the Plans)



     William L. Westerman                               Copy to:
2901 Las Vegas Boulevard South                      Richard L. Galin
      Las Vegas, Nevada 89109                         Gordon & Silver, Ltd.
     Telephone:  (702) 794-9237         3960 Howard Hughes Parkway, Ninth Floor
                                                   Las Vegas, Nevada 89109
(Name, address including zip                      Telephone:  (702) 796-5555
code, and telephone number,
including area code, of
agent for service)

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                         CALCULATION OF REGISTRATION FEE


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                                        Proposed     Proposed
                                        Maximum       Maximum
Title of                                Offering      Aggregate
Securities to          Amount to        Price Per     Offering     Amount of
be Registered      be Registered(1)     Share(2)      Price(2)  Registration Fee
================= =================== ============= ========== =================
Common Stock,
$0.001 par value    1,150,000 shares     $23.23    $26,714,500    $3,144.30
================= =================== ============= ========== =================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any and all additional shares of the Company's common stock that may be issuable by reason of stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low sale prices of the Company's common stock on the American Stock Exchange on June 30, 2005.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.

         Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

         Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         Riviera Holdings Corporation, a Nevada corporation (the "Company"), hereby incorporates herein by reference the following documents previously filed by the Company with the Securities and Exchange Commission (the "SEC" or the "Commission"):

         1. the Annual Report on Form 10-K for the year ended Decmeber 31, 2004, filed with the SEC on March 25, 2005;

         2. the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 12, 2005;

         3. the Current Reports on Form 8-K filed with the SEC on February 9, 2005, February 15, 2005(2), February 16, 2005, April 20,
                  2005, April 26, 2005(2) and May 18, 2005(2); and

         4. the description of the Company's common stock set forth in the Registration Statement on Form 8-A (as amended), filed with the SEC on May 10, 1996 (File No. 001-11711).

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed incorporated herein by reference shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

         Certain legal matters with respect to the validity of the shares of the Company's common stock offered hereby are being passed upon for the Company by Gordon & Silver, Ltd., Las Vegas, Nevada. Jeffrey A. Silver, a shareholder in Gordon & Silver, Ltd., is a member of the Company's board of directors and the board's Compensation Committee. As of June 30, 2005, Mr. Silver beneficially owns 34,200 shares of the Company's common stock. Mr. Silver is eligible to participate in the Company's 2005 Non-Qualified Stock Option Plan for Non-Employee Directors.

Item 6.           Indemnification of Directors and Officers.

         Nevada law provides that Nevada corporations may include in their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because he or she did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.


         The respective articles of incorporation of the Company and its Nevada subsidiaries provide that a director or officer of such company shall not be personally liable to such company or its shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes ("NRS") Section 78.300. In addition, NRS Section 78.751 and Article VII of the bylaws of each of such companies, under certain circumstances, provide for the indemnification of the officers and directors of such company against liabilities they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is set forth in the following paragraph, but such summary is qualified in its entirety by reference to Article VII of the bylaws of such company.

         In general, any director or officer of the Company or its Nevada subsidiaries (each, an "Indemnitee") who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action or suit (including, without limitation, an action, suit or proceeding by or in the right of such company), whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of such company or is or was serving in any capacity at the request of such company as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by such company for actions taken by the Indemnitee and for all omissions to the full extent permitted by Nevada law against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. The rights to indemnification specifically include the right to reimbursement from such company for all reasonable costs and expenses incurred in connection with the Proceeding and indemnification continues as to an Indemnitee who has ceased to be a director or officer. The board of directors may include employees and other persons as though they were Indemnitees. The rights to indemnification are not exclusive of any other rights that any person may have by law, agreement or otherwise.

         The respective bylaws of the Company and its Nevada subsidiaries provide that such company may purchase and maintain insurance or make other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of such company's obligation of indemnification by granting a security interest or other lien on any assets (including cash) of such company and the establishment of a letter of credit, guarantee or surety.

         The respective bylaws and articles of incorporation of the Company's Colorado subsidiaries provide that those companies shall, to the full extent permitted by the Colorado Business Corporation Act ("CBCA"), indemnify all of their directors and officers. Sections 7-109-101 to 7-109-110 of the CBCA provide in part that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceedings (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The indemnitee is presumed to be entitled to indemnification and the corporation has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually or reasonably incurred.

         Additionally, the respective articles of incorporation and bylaws of the Company's Colorado subsidiaries provide for mandatory indemnification of directors to the fullest extent permitted by Colorado law. This provision does not eliminate the liability of a director for (a) a breach of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (c) liability arising under Section 7-108-403 of the CBCA (relating to distributions to shareholders in violation of the CBCA); or
(d) any transaction from which the director derived an improper personal benefit.


Item 7.           Exemption from Registration Claimed.

         Not Applicable.

Item 8.           Exhibits.

Exhibit                                    Description
Number
=====================   =====================================================
4.1*                    Articles of Incorporation of the Company (see Exhibit
                        3 to Quarterly Report on Form 10-Q filed with the Commission on November 10, 2003, Commission File No.
                        0-21430)
4.2*                    Bylaws of the Company (see Exhibit 3.2 to Registration
                        Statement on Form S-4 filed with the Commission on September 10, 1997, Commission File No. 0-21430)
4.3*                    2005 Incentive Stock Option Plan (see Exhibit A (in
                        Exhibit 99) to Schedule 14A filed with the Commission on April 22, 2005, Commission File No.
                        0-21430)
4.4*                    2005 Non-Qualified Stock Option Plan for Non-Employee
                        Directors (see Exhibit B (in Exhibit 99) to Schedule 14A filed with the Commission on April 22, 2005, Commission
                        File No. 0-21430)
5.1                     Legal Opinion of Gordon & Silver, Ltd.
23.1                    Consent of Gordon & Silver, Ltd. (included in legal
                        opinion filed as Exhibit 5.1)
23.2                    Consent of Deloitte & Touche LLP
24                      Power of Attorney (included on signature pages filed
                        herewith)

=====================

*        These are incorporated herein by reference as exhibits hereto.
         Following the description of each such exhibit is a reference to it as it appeared in a specified document previously filed with the Commission, to which there have been no amendments or changes, unless otherwise indicated.

Item 9.           Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 1, 2005.

                                 RIVIERA HOLDINGS CORPORATION



                                 By:   /s/  WILLIAM L. WESTERMAN
                                       William L. Westerman
                                       Chairman and Chief Executive Officer


         We, the undersigned directors and officers of Riviera Holdings Corporation, hereby constitute and appoint Duane R. Krohn and Tullio J. Marchionne, or either of them, our true and lawful attorneys-in-fact and agents, with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Riviera Holdings Corporation to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby ratify and confirm all that such attorneys-in-fact and agents, or either of them, do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                       Title                      Date
=============================  ================================  ==============

/s/    WILLIAM L. WESTERMAN      Director, Chairman and            July 1, 2005
-----------------------------    Chief Executive Officer
                                 (principal executive officer)

William L. Westerman

/s/    DUANE R. KROHN            Treasurer and Chief Financial     July 1, 2005
-----------------------------    Officer, and Executive Vice
 Duane R. Krohn                  President of Finance of Riviera
                                 Operating Corporation
                                 (principlal financial officer and
                                 principal accounting officer)


/s/    PAUL A. HARVEY            Director                          July 1, 2005
-----------------------------

Paul A. Harvey

/s/    VINCENT L. DIVITO         Director                          July 1, 2005
-----------------------------

Vincent L. DiVito

                                  EXHIBIT INDEX


Exhibit                            Description
Number
===========     ===============================================================
4.1*            Articles of Incorporation of the Company (see Exhibit 3 to
                Quarterly Report on Form 10-Q filed with the Commission on
                November 10, 2003, Commission File No. 0-21430)
4.2*            Bylaws of the Company (see Exhibit 3.2 to Registration Statement
                on Form S-4 filed with the Commission on September 10, 1997,
                Commission File No. 0-21430)
4.3*            2005 Incentive Stock Option Plan (see Exhibit A (in Exhibit 99)
                to Schedule 14A filed with the Commission on April 22, 2005,
                Commission File No. 0-21430)
4.4*            2005 Non-Qualified Stock Option Plan for Non-Employee Directors
                (see Exhibit B (in Exhibit 99) to Schedule 14A filed with the
                Commission on April 22, 2005, Commission File No. 0-21430)
5.1             Legal Opinion of Gordon & Silver, Ltd.
23.1            Consent of Gordon & Silver, Ltd. (included in legal opinion filed as Exhibit 5.1)
23.2            Consent of Deloitte & Touche LLP
24              Power of Attorney (included on signature pages filed herewith)

===========

*        These are incorporated herein by reference as exhibits hereto.
         Following the description of each such exhibit is a reference to it as it appeared in a specified document previously filed with the Commission, to which there have been no amendments or changes, unless otherwise indicated.